UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 19, 2004

THE STANLEY WORKS

(Exact Name of Registrant as Specified in Charter)

Connecticut	1-5244	06-0548860
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Stanley Drive, New Britain, Connecticut	06053
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (860) 225-5111

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Item 5.	Other Events.

The Stanley Works jointly announced with Frisco Bay Industries Ltd. on January 20, 2004 that they have entered into a Support Agreement whereby a subsidiary of Stanley will make offers to acquire 100% of the issued and outstanding Common Stock (the “Common Shares”) and Class A Common Stock (the “Class A Shares”) of Frisco Bay, a leading Canadian provider of security integration services. The offers, which are expected to commence shortly and to close before the end of the first quarter of 2004, are for U.S.$15.25 per share in cash, with the transaction valued at approximately U.S.$45.3 million.

All directors, other than members of the Frisco Bay special committee formed to evaluate the transaction, and all executive officers of Frisco Bay, together with all the holders of Frisco Bay’s Class A Shares, including members of senior management, have entered into agreements to tender their Shares in response to the offers, representing approximately 30% of the outstanding Common Shares on a fully diluted basis, including the Class A Shares on an as-converted basis.

A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 7.	Exhibits.

(c) Exhibits.

Exhibit No.	Description

99.1	Joint press release of The Stanley Works and Frisco Bay, issued on January 20, 2004.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE STANLEY WORKS

By:	/s/ BRUCE H. BEATT

Name: Bruce H. Beatt
Title: Vice President, General Counsel and Secretary

Date: January 20, 2004

3

EXHIBIT INDEX

Exhibit No.	Description

99.1	Joint press release of The Stanley Works and Frisco Bay, issued on January 20, 2004.

4